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                                                                   EXHIBIT 10(m)



                                                              September 18, 1990

                       SUPPLEMENTAL PENSION BENEFIT PLAN
                               K MART CORPORATION

SECTION 1.  PURPOSE
The sole purpose of this Supplemental Pension Benefit Plan (the "Plan") is to assure that any person who becomes eligible for benefits under the K mart Corporation Employee Retirement Pension Plan (the "Retirement Plan") will receive the benefits he or she would have received under the Retirement Plan but for the limitations on contributions and benefits imposed by Sections 415 and 401(a)(17) of the Internal Revenue Code and Section IID of IRS Notice 88-131 (the "Benefit Limitations"). This Plan is intended to provide benefits which in the aggregate with benefits provided under the Retirement Plan equal the benefits which would result from the calculations made under the applicable provisions of the Retirement Plan without giving effect to the Benefit Limitations.

SECTION 2.  EFFECTIVE DATE
The Plan shall become effective on February 1, 1983.

SECTION 3.  ELIGIBILITY FOR PARTICIPATION
Persons whose benefits under the Retirement Plan are limited or reduced by a Benefit Limitation shall be eligible for benefits provided by this Plan.

SECTION 4.  AMOUNT AND PAYMENT OF BENEFITS

        4.1 Amount of Benefit. The benefits payable hereunder shall equal the excess, if any, of:

             (a) the benefits which would be payable to a Retired Employee, joint annuitant or beneficiary under the Retirement Plan if benefits were paid thereunder without regard to the Benefit Limitations, over

             (b) the benefits which are actually payable to such person under the Retirement Plan,

             provided, however, that the maximum total benefits under this Plan and the Retirement Plan shall be $465,000 per year in the case of a pension payable to a Retired Employee on a life income basis, and





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             reduced in accordance with the terms of the Retirement Plan for any other form of payment of benefits. Such maximum shall be adjusted by the percentage increase in the Consumer Price Index (Urban) from January 1, 1988 through the end of the calendar year preceding the commencement of benefits hereunder.

        4.2 Payment of Benefits. Payment of benefits pursuant to the Plan shall be made in the same manner and subject to the same terms and conditions as the benefits provided under the Retirement Plan; provided, however, that no person (or his or her joint annuitant or beneficiary) shall be entitled to benefits under this Plan if, as determined by the Board of Directors of K mart Corporation (the "Company"), such person (a) becomes an employee, director or advisor of, or otherwise affiliated with, any other corporation, firm or proprietorship in competition with the Company or an Affiliated Company (as defined in the Retirement Plan), or (b) participated in any theft, embezzlement, fraud, disclosure of confidential information or acts of a similar nature against the Company or an Affiliated Company.

SECTION 5.  FUNDING
Benefits under the Plan shall be payable solely from the general assets of the Company or the appropriate participating Affiliated Company. The Plan shall remain unfunded during the entire period of its existence.

SECTION 6.  RIGHTS OF EMPLOYEES AND CONDITIONS OF EMPLOYMENT
        6.1 Rights of Employees and Beneficiaries. Payment of benefits pursuant to this Plan shall be made only to a Retired Employee, joint annuitant or beneficiary. Such benefits shall not be subject in any manner to the debts or other obligations of the person to whom they are payable and shall not be sold, transferred, assigned or encumbered in any manner, either voluntarily or involuntarily.

        6.2 Conditions of Employment Not Affected by Plan. The establishment and maintenance of the Plan shall not be construed as conferring any legal rights upon any person to the continuance of employment with the Company or any Affiliated Company, nor shall the Plan limit or affect the right of the Company or any Affiliated Company to discharge any person from its employ.





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SECTION 7.  ADMINISTRATION
The Company shall be responsible for the administration of the Plan and for carrying out the purposes and provisions of the Plan. As administrator, the
Company:

        (a) May adopt such rules, regulations and forms and establish such procedures as it deems necessary or appropriate in its discretion for the administration of the Plan.

        (b) Shall have discretionary authority to interpret, construe and determine the application of the Plan and its terms and to resolve all issues arising under the Plan. This discretionary authority shall include the authority to (i) construe disputed or doubtful terms of the Plan or of any rule, regulation, form or procedure, (ii) determine the eligibilty of an individual to participate in the Plan, (iii) determine the amount, if any, of benefits to which any participant or other person may be entitled under the Plan, (iv) determine the timing and manner of payment of benefits, (v) determine any matter relating to the administration of the Plan or any claim under the Plan, and (vi) resolve all other issues arising under the Plan, any such determinations to be final and binding upon all persons.
        (c)  May take such other action as it deems necessary or appropriate in its discretion for the proper administration of the Plan.
        (d)  May delegate any of the foregoing powers to any person or persons or committee or committees.

All claims for benefits under the Plan must be submitted to the Company's Director of Employee Benefits at the Company's headquarters on forms approved by the Company. If a claim is approved or denied in whole or in part, or additional information is required, notification will be furnished in most cases in less than 90 days after receipt of the claim. If more than 90 days is required for processing, the claimant will be advised prior to the expiration of the 90 days as to when a decision can be expected (not to exceed 180 days from receipt of the claim) and the circumstances necessitating the extension.




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A claimant may appeal a denial of a claim by submitting a written application for review to the Company's Director of Employee Benefits. Such application must be made within 60 days after the claimant received notification of the denial unless the period is extended by the Director of Employee Benefits due to special circumstances. A decision on the appeal will ordinarily be made within 60 days after receipt of the application. If more than 60 days is required, the claimant will be advised prior to the expiration of the 60 days as to when a decision can be expected (not to exceed 120 days from receipt of the application).

SECTION 8.  AMENDMENT AND TERMINATION
The Company expects to continue the Plan indefinitely but reserves the right to amend or discontinue it if, in its sole judgment, such an amendment or discontinuance is deemed necessary or desirable. No such amendment or termination of the Plan shall operate to reduce the accrued benefit hereunder of any person eligible for benefits under this Plan determined as of the effective date of amendment or termination. Notwithstanding the foregoing, any benefits under this Plan may be reduced by amounts consistent with increases in the amount of benefits permitted by the Benefit Limitations or due to the elimination of any Benefit Limitation and any related benefit increase under the Retirement Plan.

SECTION 9.  MISCELLANEOUS
        9.1 Merger, Consolidation, etc. In the event the Company liquidates or dissolves or merges or consolidates with any other corporation, suitable arrangements will be made for the payment of any benefits under the Plan.

        9.2 Controlling Law. To the extent not preempted by the laws of the United States of America, the laws of the State of Michigan shall be the controlling law in all matters relating to the Plan.

        9.3 Severability. If any provisions of the Plan shall be held illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts of the Plan and this Plan shall be construed and enforced as if said illegal and invalid provisions had never been included herein.





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        9.4  Limitations on Provisions.  The Plan shall not operate or be construed in any way to modify, amend or affect the terms and provisions of the Retirement Plan.






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